Exhibit 10.2

INTERNET CAPITAL GROUP, INC.
DIRECTOR DEFERRED STOCK UNIT PROGRAM
(As amended and restated, effective as of January 1, 2005)

Internet Capital Group, Inc. (the "Company") generally pays each non-management member of its Board of Directors ("Non-Management Director") an annual retainer fee and other fees ("Directors Fees"). By filing a Deferral Election Form (the "Election Form") with the Company, a Non-Management Director will participate in the Internet Capital Group, Inc. Deferred Stock Unit Program (the "Program"). To participate in the Program for Directors Fees to be earned in a calendar year, the Non-Management Director must return a completed Election Form to the Company by no later than December 31 of the calendar year prior to the year in which the Directors Fees will be earned. A Non-Management Director's participation in the Program will automatically terminate on the date the Non-Management Director ceases to be a director and is no longer entitled to receive Directors Fees from the Company. Only Non-Management Directors may participate in the Program.

The Company intends that the Program will be operated and maintained in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). Certain changes have been made to the Program to comply with the requirements of Section 409A of the Code; however, additional changes may be made to the Program to comply with any future guidance issued under Section 409A of the Code. All deferrals under the Program shall be governed by the terms of the Program set forth herein.

The following sets forth the terms and conditions of the Program and all Directors Fees deferred under the Program shall be governed by the terms and conditions set forth herein.

To elect to participate in the Program, a Non-Management Director must make an irrevocable election prior to January 1 of a calendar year (a) to receive, in exchange for deferring the receipt of all or a portion of his or her Directors Fees to be earned in such calendar year, a phantom right that will be credited to an account for the Non-Management Director's benefit on the books of the Company and converted to shares of common stock of the Company after the date the Non-Management Director terminates service from the Board of Directors of the Company (the "Board"). The phantom rights will provide the Non-Management Director with the deferred right to receive a number of shares of common stock of the Company that is equal to the Non-Management Director's deferred Directors Fees divided by 75% of the "fair market value" of a share of the Company's common stock (the "Stock") as of the date on which the Directors Fees otherwise would have been paid (the "Deferral Shares"). At all times, the Non-Management Director will be fully vested in the Deferral Shares credited to the account for the Non-Management Director's benefit under the Program. For purposes of the Program, "fair market value" will be defined as: if the Stock is publicly traded, then the fair market value per share shall be determined as follows: (x) if the principal trading market for the Stock is a national securities exchange or the Nasdaq National Market, the last reported sale price thereof on the preceding date or, if there were no trades on that date, the latest preceding date upon which a sale was reported, or (y) if the Stock is not principally traded on such exchange or market, the mean between the last reported "bid" and "asked" prices of a share on the preceding date, as reported on Nasdaq or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines. If the Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or "bid" or "asked" quotations as set forth above, the fair market value per share shall be as determined in good faith by the Board; provided that, if the Stock is publicly traded, the Board may make such discretionary determinations where the shares have not been traded for 10 trading days.

A new Election Form must be completed each year for a Non-Management Director to defer Directors Fees to be earned in the following calendar year. A Non-Management Director's execution of any Election Form shall constitute acknowledgement that all decisions and determinations by the Company will be final and binding on the Company, the Non-Management Director and any other persons having or claiming an interest hereunder.

Upon the Non-Management Director's filing of the Election Form with the Company, the Company will establish a bookkeeping account in the Non-Management Director's name (the "Account"). The Account will be credited with the number of Deferral Shares calculated as described above.

If the Company distributes a cash dividend to its shareholders, the Company will pay the Non-Management Director cash in an amount equal to the amount of cash that would have been paid to the Non-Management Director if he or she actually owned the shares of Stock represented by the Deferral Shares. Any cash amounts that the Non-Management Director receives as a result of the distribution of a cash dividend will also be treated as ordinary income when the Non-Management Director actually receives such amounts.

Unless the Non-Management Director elects otherwise in the Election Form, the Non-Management Director will receive a distribution of Stock equal to the Deferral Shares credited to the Non-Management Director's Account as soon as is practicable after the Non-Management Director's termination of service as a director. At the time of the Non-Management Director's election to defer, the Non-Management Director must elect in the Election Form to have the Stock distributed to the Non-Management Director in either a single distribution, or over a period of time, not to exceed five annual installments. The Non-Management Director may subsequently change the date of distribution to a date that is later than the date originally elected by notifying the Company. Such notice must be in writing and filed with the Company no later than 12 months prior to the date on which the Non-Management Director terminates service. Also, the distribution cannot begin earlier than five years after the original distribution date.

If the Non-Management Director experiences an "unforeseeable emergency," the Non-Management Director may request an immediate distribution of all or a portion of the Non-Management Director's Deferral Shares that are necessary to alleviate the Non-Management Director's emergency, plus any applicable taxes. Prior to the Non-Management Director's receipt of the distribution, the Company would have to determine that the Non-Management Director has experienced an unforeseeable emergency. For purposes of this Program, "unforeseeable emergency" means a severe financial hardship resulting from an illness or accident of the Non-Management Director, the Non-Management Director's spouse, or the Non-Management Director's dependent, loss of the Non-Management Director or the Non-Management Director's beneficiary's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Non-Management Director or the Non-Management Director's beneficiary. Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children are not considered to be the result of an unforeseeable emergency. Notwithstanding anything in this Program to the contrary, if the Non-Management Director receives a distribution of Stock in a calendar year by reason of an unforeseeable emergency, any election the Non-Management Director has made under this Program for the remaining portion of the year will be terminated and the Non-Management Director will be prohibited from making an election under this Program for the next calendar year.

If the Non-Management Director dies before the Non-Management Director's Account has been fully paid out, the beneficiary designated on the Non-Management Director's Election Form will receive a distribution of a number of shares of Stock equal to the remaining Deferral Shares credited to the Non-Management Director's Account as soon as administratively practicable after the Non-Management Director's death. If the Non-Management Director's beneficiary predeceases the Non-Management Director or if, for some reason, the Non-Management Director has not designated a beneficiary, the Non-Management Director's Deferral Shares will be paid to the Non-Management Director's surviving spouse, or, if none, the Non-Management Director's estate.

Upon request, the Company will provide to the Non-Management Director a statement showing the number of Deferred Shares that have been credited to the Non-Management Director's Account.

To satisfy the Company's obligations to issue shares of Stock under the Program, the Board will issue the shares under the Company's 1999 Equity Compensation Plan, the Company's 2005 Omnibus Equity Compensation Plan or such other equity compensation plan adopted by the Company, as determined by the Board, pursuant to grants under such plans for purposes of this Program.

This Program may be amended, suspended or terminated at any time by the Company; provided, however that no amendment, suspension or termination will adversely affect a Non-Management Director's rights, unless required to comply with applicable law, including Section 409A of the Code. Notwithstanding anything in this Program to the contrary, elections to defer Directors Fees under the Program, and distributions from the Program, may only be made in a manner, and upon an event, permitted by Section 409A of the Code. To the extent that any provision of the Program would cause a conflict with the requirements of Section 409A of the Code, or would cause the administration of the Program to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law.